S.Y. BANCORP, INC.
STOCK OPTION GRANT AND AGREEMENT

A stock option ("Option") to purchase all or any part of an aggregate of _________shares of Common Stock, no par value per share ("Bancorp Common Stock"), of S.Y. Bancorp, Inc. ("Bancorp"), is hereby granted effective ____________ to _______________________________ (the "Optionee"), pursuant to the S.Y. Bancorp, Inc., 2005 Stock Incentive Plan (the "Plan").

The Option Price is $_________ per share, which price is 100% of the fair market value of Bancorp Common Stock on the date of the grant of this Option as determined by the Compensation Committee of the Board of Directors.

This Option is intended to constitute a Nonqualified Stock Option as defined in the Plan. This Option is in all respects subject to the terms and limitations of the Plan applicable to Nonqualified Stock Options which limitations include, but are not limited to the following:

1.    Term. This Option is not exercisable and shall terminate after the expiration of ten (10) years from the date of its grant and may terminate on an earlier date in the event of termination of the Optionee's employment with Stock Yards Bank & Trust Company (the "Bank"). The earlier termination will cause an unexercised Option to lapse 3 months following a termination of employment, unless the termination is caused by death, in which case it shall continue to be exercisable for 12 months, or on account of Disability (as determined under a long term disability Plan of the Bank) or retirement (termination after age 60), in which cases your right to exercise the Option (to the extent then vested) will continue until the normal 10-year expiration date.

2.    Not Transferable. This Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee's lifetime, only by the Optionee.

3. Vesting. This Option is first exercisable six months after date of grant, provided you are still employed on that date..

4.    Method of Exercise. Optionee may exercise this Option in whole or in part (before the date the Option expires and to the extent vested under Section 3 above) on any normal business day of Bancorp by (a) executing and delivering this Option Agreement to Bancorp's principal executive office together with written notice of the exercise of this Option and (b) simultaneously paying the Option Price and (c) making arrangements for payment of tax withholding in accordance with paragraph 8 below. The payment of the Option Price shall be made in cash, by check acceptable to the Bank, by delivery to the Bank of certificates (properly endorsed) for shares of Stock registered in Optionee's name (already held for the period required in the Plan), or a combination of cash, check and Stock. If Optionee is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, any such election and any such reduction must be effected in order to satisfy the conditions to the exemption under Rule 16b-3 of the Exchange Act or any successor rule or regulation. Any payment made in Stock will be treated as equal to the Fair Market Value of the Stock on the date the properly endorsed certificate is delivered to the Committee.

5.    Employment and Termination. Neither the Plan, this Option nor any related material shall give Optionee the right to continue in employment by Bancorp, Bank or by a subsidiary or shall adversely affect the right of Bancorp, Bank or a subsidiary to terminate Optionee's employment with or without cause at any time.

6.    Shareholder Status. Optionee shall have no rights as a shareholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the Stock except as expressly set forth in the Plan.

7.    Other Laws. Bancorp shall have the right to refuse to issue or transfer any Stock under this Option if Bancorp acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Option shall be promptly refunded to Optionee.

8.    Tax Withholding. Bancorp may withhold or retain from any payment to Optionee (whether or not such payment is made pursuant to this Option) or take such other action which Bancorp deems necessary to satisfy any income or other tax withholding requirements as a result of the exercise of the Option. Optionee may elect to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to Optionee under the Plan upon the exercise of this Option. If Optionee is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, any such election and any such reduction must be effected in accordance with the conditions of Rule 16b-3 or any successor rule or regulation thereunder.

9.    Modification, Amendment and Cancellation. The Board of Directors of Bancorp shall have the right unilaterally to modify, amend or cancel this Option in accordance with the terms of the Plan, and, in particular, shall have the right under the Plan to cancel this Option if not exercised before a sale or certain other corporate transactions to the extent provided in the Plan.

Dated: ____________________________

S.Y. Bancorp, Inc.

By: ____________________________
Chairman of the Compensation Committee

The optionee hereby accepts this option subject to all terms and limitations of the option and the plan.

___________________________________
Optionee